Exhibit 99.1
Post Holdings Appoints Dorothy M. Burwell to Board of Directors
ST. LOUIS, July 2, 2020 - Post Holdings, Inc. (NYSE:POST), a consumer packaged goods holding company, today announced Dorothy M. Burwell, Partner at The Finsbury Group Limited (“Finsbury”), has been appointed to its Board of Directors (the “Board”), effective July 1, 2020. With the addition of Ms. Burwell, the Board now consists of ten members.
Ms. Burwell is an accomplished strategic communications advisor to publicly traded and private global businesses. In 2008, she joined Finsbury, a global strategic communications consultancy part of WPP PLC (“WPP”), and in 2015, she was promoted to Partner with a variety of responsibilities across client relationship management, company marketing and business development. She has played an integral role in Finsbury’s diversity efforts, serving on its global diversity committee and as an executive sponsor for WPP’s inter-agency diversity steering group, which oversees diversity and inclusion initiatives across the U.K. Prior to joining Finsbury, Ms. Burwell spent six years at Goldman Sachs in the Investment Banking Division in both London and New York as well as in the Firmwide Strategy Group, where she focused on proprietary mergers and acquisitions and new business development.
“I was fortunate to work with Dorothy when Post acquired Weetabix and welcome her fresh perspective on our business,” said Rob Vitale, President and CEO, Post Holdings. “Dorothy’s business advice will be invaluable, and we also look forward to her contribution towards our ongoing diversity and inclusion efforts.”
Ms. Burwell earned her Master's degree and Bachelor of Science in Business Administration degree from Florida A&M University. She has been recognized as an EMpower Top 100 Ethnic Minority Executive annually from 2016 through 2020, as one of Cranfield University’s Women to Watch and as one of Green Park’s Top 100 Black, Asian and minority ethnic (BAME) leaders in Business.
Ms. Burwell currently serves as a trustee of Which?, the largest independent consumer rights organization in the U.K., and as Chair of Trustees for the London Chapter of The Links, Incorporated, a 74-year old nonprofit organization committed to strengthening disadvantaged Black communities in the U.S. and internationally.
About Post Holdings, Inc.
Post Holdings, Inc., headquartered in St. Louis, Missouri, is a consumer packaged goods holding company operating in the center-of-the-store, refrigerated, foodservice, food ingredient and convenient nutrition food categories. Through its Post Consumer Brands business, Post is a leader in the North American ready-to-eat cereal category offering a broad portfolio including recognized brands such as Honey Bunches of Oats®, Pebbles™, Great Grains® and Malt-O-Meal® bag cereal. Post also is a leader in the United Kingdom ready-to-eat cereal category with the iconic Weetabix® brand. As a leader in refrigerated foods, Post delivers innovative, value-added egg and refrigerated potato products to the foodservice channel and the retail refrigerated side dish category, offering side dishes and egg, sausage and cheese products through the Bob Evans®, Simply Potatoes®, Better’n Eggs® and Crystal Farms® brands. Post’s publicly-traded subsidiary BellRing Brands, Inc. is a holding company operating in the global convenient nutrition category through its primary brands of Premier Protein®, Dymatize® and PowerBar®. Post participates in the private brand food category through its investment with third parties in 8th Avenue Food & Provisions, Inc., a leading, private brand centric, consumer products holding company. For more information, visit www.postholdings.com.
Contact:
Investor Relations
Jennifer Meyer
jennifer.meyer@postholdings.com
(314) 644-7665
Media Relations
Lisa Hanly
lisa.hanly@postholdings.com
(314) 665-3180